Exhibit 99.1
Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES OCTOBER CASH DISTRIBUTION
     DALLAS, Texas, October 19, 2007 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.147137 per unit, payable on November 15, 2007, to unit holders of record on October 31, 2007.
     This month’s distribution increased slightly from the previous month due primarily to increased oil and gas production in both the Waddell Ranch and Texas Royalty properties. This would primarily reflect production for the month of August. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 68,659 bbls and 342,431 mcf. The average price for oil was $67.48 per bbl and for gas was $7.36 per mcf. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)

Current Month	68,659	342,431	$67.48	$7.36

Prior Month	65,168	322,340	$68.89	$7.78
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877 .228.5085